Exhibit 99.1

FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES LEASES A 200,000 METRIC TON

COKE PRODUCTION FACILITY, INCREASING PRODUCTION CAPACITY BY 80%

Resumed Construction of its 900,000 Metric Ton Coke Production Facility;

Construction to be Completed Before Fiscal 2014 Year-End

PINGDINGSHAN, China – April 12, 2013 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced that on April 8, 2013, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”) signed a leasing agreement with Pingdingshan Hongfeng Coal Processing and Coking, Ltd., (“Hongfeng Coal”). Hongli (along with its subsidiaries) conducts all of the Company’s business operations in China.

As per the terms of the agreement, SinoCoking will utilize Hongfeng Coal’s coke production facility, which has an annual capacity of 200,000 metric tons, for a period of one year. SinoCoking plans to begin production by April 25, 2013, using raw coal purchased mainly from Shanxi Province, and plans to sell the resulting coke to steel manufacturers in such as Fangda Special Steel Science and Technology Co., Ltd. and Daye Special Steel Co., Ltd.

Through this agreement, SinoCoking expects to increase its coke production capacity by 80%, to a total of 450,000 metric tons annually. Additionally, the leased facility, located approximately 12 miles from SinoCoking’s own plant, is capable of producing coke by-products such as crude benzol, sulfur, sulfur ammonia and gas purification, which would expand SinoCoking’s product offering.

SinoCoking’s Chairman and CEO, Mr. Jianhua Lv, noted, “Over the last several months, we have seen a slight but steady improvement of demand for coke mainly from steel mills due to the recent steps taken by the Chinese government to vigorously promote construction in rural areas. As a result, we have resumed the construction of our 900,000 metric ton coking facility, which we now plan to complete before fiscal 2014 year-end. Trial production will start immediately after the construction is completed.”

Current construction schedule is as follows:

Time frame	To be completed
Apr. 2013 to Mar. 2014	Installation of coke pusher, tamping machine, wash coke car, coke guide car, coal cars, smoke and dust cars
Apr. 2013 to Feb. 2014	Drum cold section, coal tar recovery section, the crude benzol section and sulfur ammonia section
Jan. 2014 to Apr. 2014	Gas purification and chimney waste heat utilization section
Apr. 2013 to Oct. 2014	Coal blending & coke sieving section
Apr. 2013 to Jul. 2014	Dedicated rail freight yard project
Apr. 2014 to Jun. 2014	Trial production

Mr. Lv concluded, “Although coke prices remain low, the recovery of steel market is expected to positively affect coke prices going forward. We believe that SinoCoking is well positioned to take advantage of new opportunities once the coke market fully recovers.”

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., Baofeng Shuangrui Coal Mining Co., Ltd., Baofeng Xingsheng Coal Mining Co., Ltd. and Baofeng Shunli Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati
sinocoking@sina.com	lcati@equityny.com / (212) 836-9611
www.sinocokingchina.com	www.theequitygroup.com

#### ####